UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)

                                MOVE, INC. (MOVE)
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    62458M108
                                 (CUSIP Number)

                                David Nierenberg
                               The D3 Family Funds
                               19605 NE 8th Street
                                 Camas, WA 98607
                                 (360) 604-8600

                                 With a copy to:

                               Henry Lesser, Esq.
                                DLA Piper US LLP
                             2000 University Avenue
                            East Palo Alto, CA 94303
                                 (650) 833-2000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  April 7, 2008
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1((f)) or 240.13d-1(g), check
the following box |_|.

CUSIP No. 62458M108

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS

      The D3 Family Fund, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                            |_|
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
--------------------------------------------------------------------------------
                  7    SOLE VOTING POWER

                       2,413,090 common shares (1.6%)
    NUMBER OF    ---------------------------------------------------------------
      SHARES      8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          0
       EACH      ---------------------------------------------------------------
    REPORTING     9    SOLE DISPOSITIVE POWER
      PERSON
       WITH            2,413,090
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      For the reporting person listed on this page, 2,413,090; for all reporting persons as a group, 15,179,583 shares (10.0%)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      10.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

CUSIP No. 62458M108

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS

      The D3 Family Bulldog Fund, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                            |_|
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
--------------------------------------------------------------------------------
                  7    SOLE VOTING POWER

                       9,530,703 common shares (6.3%)
    NUMBER OF    ---------------------------------------------------------------
      SHARES      8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          0
       EACH      ---------------------------------------------------------------
    REPORTING     9    SOLE DISPOSITIVE POWER
      PERSON
       WITH            9,530,703
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      For the reporting person listed on this page, 9,530,703; for all reporting persons as a group, 15,179,583 shares (10.0%)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      10.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

CUSIP No. 62458M108

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS

      The D3 Family Canadian Fund, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                            |_|
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
--------------------------------------------------------------------------------
                  7    SOLE VOTING POWER

                       482,870 common shares (0.3%)
    NUMBER OF    ---------------------------------------------------------------
      SHARES      8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          0
       EACH      ---------------------------------------------------------------
    REPORTING     9    SOLE DISPOSITIVE POWER
      PERSON
       WITH            482,870
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      For the reporting person listed on this page, 482,870; for all reporting persons as a group, 15,179,583 shares (10.0%)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      10.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

CUSIP No. 62458M108

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS

      The DIII Offshore Fund, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                            |_|
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Bahamas
--------------------------------------------------------------------------------
                  7    SOLE VOTING POWER

                       2,752,920 common shares (1.8%)
    NUMBER OF    ---------------------------------------------------------------
      SHARES      8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          0
       EACH      ---------------------------------------------------------------
    REPORTING     9    SOLE DISPOSITIVE POWER
      PERSON
       WITH            2,752,920
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      For the reporting person listed on this page, 2,752,920; for all reporting persons as a group, 15,179,583 shares (10.0%)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      10.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

CUSIP No. 62458M108

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS

      Nierenberg Investment Management Company, Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                            |_|
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
--------------------------------------------------------------------------------
                  7    SOLE VOTING POWER

                       0
    NUMBER OF    ---------------------------------------------------------------
      SHARES      8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          15,179,583 common shares (10.0%)
       EACH      ---------------------------------------------------------------
    REPORTING     9    SOLE DISPOSITIVE POWER
      PERSON
       WITH            0
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER

                       15,179,583
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      For the reporting person listed on this page, 15,179,583 shares; for all reporting persons as a group, 15,179,583 shares (10.0%)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      10.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      CO
--------------------------------------------------------------------------------

CUSIP No. 62458M108

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS

      Nierenberg Investment Management Offshore, Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                            |_|
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Bahamas
--------------------------------------------------------------------------------
                  7    SOLE VOTING POWER

                       0
    NUMBER OF    ---------------------------------------------------------------
      SHARES      8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          2,752,920 common shares (1.8%)
       EACH      ---------------------------------------------------------------
    REPORTING     9    SOLE DISPOSITIVE POWER
      PERSON
       WITH            0
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER

                       2,752,920
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      For the reporting person listed on this page, 2,752,920; for all reporting persons as a group, 15,179,583 shares (10.0%)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      10.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      CO
--------------------------------------------------------------------------------

CUSIP No. 62458M108

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS

      David Nierenberg
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                            |_|
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
--------------------------------------------------------------------------------
                  7    SOLE VOTING POWER

                       0
    NUMBER OF    ---------------------------------------------------------------
      SHARES      8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          15,179,583 common shares (10.0%)
       EACH      ---------------------------------------------------------------
    REPORTING     9    SOLE DISPOSITIVE POWER
      PERSON
       WITH            0
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER

                       15,179,583
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      For the reporting person listed on this page, 15,179,583; for all reporting persons as a group, 15,179,583 shares (10.0%)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      10.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      IN
--------------------------------------------------------------------------------

      This Amendment No.3 to Schedule 13D (this "Amendment") amends the below-indicated items from the Schedule 13D previously filed by or on behalf of the undersigned parties (the "Reporting Persons"), as previously amended (the "Schedule 13D"), by supplementing such Items with the information below:

Item 3. Source and Amount of Funds or Other Consideration.

The total amount of funds used by the Reporting Persons to make all purchases of Shares beneficially owned by the Reporting Persons, as reported in Item 5(c) was $5,550,925.

Item 5. Interest in Securities of the Issuer.

      (a, b) The Reporting Persons, in the aggregate, beneficially own 15,179,583 Shares, constituting approximately 10.0% of the outstanding Shares.

      (c) Since our previous amendment to Schedule 13D the following purchases of Shares were made by the Reporting Persons in open market transactions:

Fund                                Trade Date      Shares Bought      Price
--------------------------------------------------------------------------------
D3 Family Fund, LP                  03/31/2008           180           3.05
D3 Family Bulldog Fund, LP          03/31/2008           685           3.05
D3 Family Canadian Fund, LP         03/31/2008           35            3.05
DIII Offshore Fund, LP              03/31/2008           200           3.05
D3 Family Fund, LP                  04/01/2008         32,480          3.12
D3 Family Bulldog Fund, LP          04/01/2008         344,580         3.12
D3 Family Canadian Fund, LP         04/01/2008          5,685          3.12
DIII Offshore Fund, LP              04/01/2008         38,305          3.12
D3 Family Fund, LP                  04/02/2008         119,528         3.30
D3 Family Bulldog Fund, LP          04/02/2008         456,576         3.30
D3 Family Canadian Fund, LP         04/02/2008         24,361          3.30
DIII Offshore Fund, LP              04/02/2008         139,185         3.30
D3 Family Fund, LP                  04/07/2008         84,120          3.34
D3 Family Bulldog Fund, LP          04/07/2008         334,230         3.34
D3 Family Canadian Fund, LP         04/07/2008         16,960          3.34
DIII Offshore Fund, LP              04/07/2008         96,490          3.34

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in the Statement is true, complete and correct.

                                   D3 Family Fund, L.P., D3 Family Bulldog
                                   Fund, L.P., and D3 Family Canadian Fund, L.P.

                                   By: Nierenberg Investment Management
                                         Company, Inc.

                                   Its: General Partner

April 09, 2008                     By: /s/ David Nierenberg
-------------------------             ------------------------------------------
                                            David Nierenberg, President


                                   DIII Offshore Fund, L.P.

                                   By: Nierenberg Investment Management
                                        Offshore, Inc.

                                   Its: General Partner

April 09, 2008                     By: /s/ David Nierenberg
-------------------------              -----------------------------------------
                                           David Nierenberg, President


                                   Nierenberg Investment Management
                                         Company, Inc.

April 09, 2008                     By: /s/ David Nierenberg
-------------------------              -----------------------------------------
                                           David Nierenberg, President


                                   Nierenberg Investment Management
                                          Offshore, Inc.

April 09, 2008                     By: /s/ David Nierenberg
-------------------------              -----------------------------------------
                                           David Nierenberg, President

April 09, 2008                         /s/ David Nierenberg
--------------------------         ---------------------------------------------
                                           David Nierenberg